UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2019 ( November 15, 2019 )

Univar Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37443	26-1251958
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

(Address of principal executive offices, including zip code)

(331) 777-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock ($0.01 par value)	UNVR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On November 15, 2019, Univar Solutions Inc. (the “Company”) issued a press release announcing that its wholly-owned subsidiary, Univar Solutions USA Inc. (“Univar Solutions USA”), has priced an offering of $500.0 million in aggregate principal amount of 5.125% senior notes due 2027 (the “Notes”) in a private offering, which represents a $100.0 million increase in the previously announced size of the offering. The Company intends to use the additional proceeds from the proposed offering to repay a portion of its existing secured indebtedness. The sale of the Notes is expected to be completed on or about November 22, 2019, subject to customary closing conditions. The Notes will be senior unsecured obligations of Univar Solutions USA and will be guaranteed by the Company and certain of its domestic subsidiaries.

The Company intends to use the net proceeds from the proposed offering, together with cash on hand and the proceeds of the borrowing under a new USD term loan B facility, to (i) redeem all the outstanding aggregate principal amount of Univar Solutions USA’s 6.75% Senior Notes due 2023 (the “Existing Notes”), (ii) repay all the outstanding aggregate principal amount of the existing Euro term B-2 loan facility (the “Existing EUR Term Loan”), (iii) repay a portion of the aggregate principal amount of the Company’s existing secured indebtedness and (iv) pay any related fees and expenses incurred in connection with the foregoing. As of the date of this report, the outstanding aggregate principal amount of the Existing Notes and the Existing EUR Term Loan is $400 million and €350 million, respectively.

The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes and related guarantees in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The press release relating to pricing of the Notes offering is attached as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Univar Solutions Inc. dated November 15, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2019

UNIVAR SOLUTIONS INC.

By:	/s/ Noelle J. Perkins
Name:	Noelle J. Perkins
Title:	Senior Vice President, General Counsel and Secretary